INTRALINKS HOLDINGS, INC.

SEPARATION AND INDEPENDENT CONTRACTOR SERVICES AGREEMENT

This Separation and Independent Contractor Services Agreement (the “Agreement”) is made and entered into this 30th day of August, 2012 by and between IntraLinks Holdings, Inc. and/or one or more of its subsidiaries (the “Company”), and Anthony Plesner, residing at XXXXXXXXXXXXXXXXXXXX (“Contractor”). Upon termination of Contractor’s employment with the Company, the Company desires to retain Contractor as an independent contractor to perform consulting services for the Company and Contractor is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1. EMPLOYMENT STATUS

(a) Effective as of September 1, 2012 (the “Separation Date”), Contractor hereby resigns from his position of Chief Financial Officer and Chief Administrative Officer of the Company, and as a Section 16 Officer of the Company, as well as any other officer titles or senior executive roles he currently holds with the Company or any of its subsidiaries. In addition, Contractor hereby irrevocably resigns as an employee of the Company effective as of the Separation Date. The Company hereby acknowledges and accepts the foregoing resignations of Contractor. Prior to the Separation Date, Contractor will sign all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 and related documents.

(b) On the first regular payroll date following the Separation Date, the Company will pay Contractor a lump sum (less applicable taxes and withholding) equal to all accrued but unpaid salary, and accrued but unused vacation or PTO time as of the Separation Date. The Company will also reimburse Contractor for all business-related expenses that he incurred prior to the Separation Date so long as such expenses are accompanied by supporting receipts and are submitted and approved in accordance with the Company’s regular practices. The Separation Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(c) Other than as specified herein and as otherwise required by law, Contractor affirms that any entitlement Contractor has or has had as an employee of the Company under any Company benefit plan, program contract or policy, including the employment Agreement, dated as of March 18, 2005, by and between Intralinks, Inc. and the Contractor (the “Employment Agreement”), terminates as of the Separation Date.

(d) Contractor represents and warrants that he is not aware of any violation of law or Company policy by the Company or anyone acting on its behalf or of any matter required to be disclosed by or on behalf of the Company to any local, state or federal governmental agency or entity or self-regulatory agency that has not been so disclosed as required.

2. SERVICES AND COMPENSATION

(a) Contractor agrees to perform the services (the “Services”) described in Exhibit A, attached hereto, for the Company. Contractor shall provide the Services during the period beginning on the Separation Date and ending on June 30, 2013 (the “Work Period”) unless sooner terminated in accordance with Section 10.

(b) During the Work Period, the Company agrees to pay Contractor the compensation set forth in Exhibit A for the Services. Except as noted on Exhibit A, all payments set forth in this Section 2 and on Exhibit A shall be subject to all applicable federal, state and/or local taxes, and the Company may withhold from any amounts payable to Contractor (including any amounts payable pursuant to this Agreement) in order to comply with such withholding obligations.

(c) On the Separation Date, Contractor agrees to sign the Release set forth in Exhibit B.

3. CONFIDENTIALITY

(a) “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, all Work Product as defined in Section 3(a) below, research, product plans, products, services, customers, customer lists, markets, source code, algorithms, software, developments, techniques, improvements, invention (whether patentable or not), works of authorship, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment. Without limiting the generality of the foregoing, Confidential Information shall include the terms of this Agreement and any information relating to any Company employee, customer or supplier obtained in connection with Contractor's relationship with the Company.

(b) Contractor will not, during or subsequent to the term of this Agreement, use the Company's Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company's Confidential Information to any third party except to the extent disclosure is required by law or legal process, or to enforce Contractor’s rights under this Agreement. It is understood that said Confidential Information shall remain the sole property of the Company. Contractor further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Confidential Information does not include information which: (i) is known to Contractor at the time of disclosure to Contractor by the Company as evidenced by written records of Contractor, other than as a result of any prior services rendered by Contractor to the Company; (ii) has become publicly known and made generally available through no wrongful act of Contractor; or (iii) has been rightfully received by Contractor from a third party who, to Contractor’s knowledge, is authorized to make such disclosure. Contractor agrees that Contractor will not, during the term of this Agreement, use for or disclose to the Company any proprietary information (including but not limited to any trade secret) of any former or current employer of Contractor or other person or entity to the extent such use or disclosure would violate any agreement, duty, law or regulation to which Contractor, or, to Contractor's knowledge, the Company, is subject, unless consented to in writing by such employer, person or entity. Contractor will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorney’s fees and costs of suit, arising out of or in connection with any violation or claimed violation of any law, regulation or third party's rights resulting in whole or in part from the Company's use of information or Work Product furnished by Contractor under this Agreement.

(c) Contractor recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Contractor agrees that Contractor owes the Company and such third parties, during the term of this Agreement, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company's agreement with such third party or as required by law or legal process.

(d) Upon the termination of this Agreement, or upon the Company's earlier request, Contractor will deliver to the Company all of the Company's property or tangible Confidential Information that Contractor may have in Contractor's possession or control.

4. OWNERSHIP

(a) Contractor agrees that all works of authorship, notes, records, drawings, designs, inventions, improvements, developments, discoveries, ideas, techniques, know-how and trade secrets, whether or not patentable, conceived, made or discovered by Contractor, solely or in collaboration with others, during the period of this Agreement which relate in any manner to the business of the Company that Contractor may be directed to undertake, investigate or experiment with, or which Contractor may become associated with in work, investigation or experimentation in the line of business of the Company in performing the Services hereunder (collectively, “Work Product”), are the sole property of the Company. In addition, any Work Product that constitute works of authorship shall be considered "works made for hire" as that term is defined in the United States Copyright Act. Contractor further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

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(b) Contractor agrees to assist the Company, or its designee, at the Company's expense, in every proper and reasonable way to secure the Company's rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Contractor further agrees that Contractor's obligation to execute or cause to be executed, when it is in Contractor's power to do so, any such instrument or papers shall continue after the termination of this Agreement.

(c) Contractor agrees that if in the course of performing the Services, Contractor incorporates into any Work Product developed hereunder any invention, improvement, development, concept, discovery, work or other proprietary information owned by Contractor or in which Contractor has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Work Product.

(d) Contractor agrees that if the Company is unable because of Contractor's unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Contractor's signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Work Product assigned to the Company above, then Contractor hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Contractor's agent and attorney in fact, to act for and in Contractor's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Contractor.

5. DISCLOSURE AND REPORTS

Contractor agrees that Contractor will (i) promptly disclose in writing to the Company all Work Product, (ii) from time to time during the term of this Agreement or any extension thereof keep the Company advised as to Contractor's progress in performing the Services hereunder, and (iii) as requested by the Company, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of Contractor's Services.

6. NON-DISPARAGEMENT

(a) Contractor agrees not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning (i) the Company, its officers, directors and employees; (ii) the products, services or programs provided or to be provided by the Company; (iii) the business affairs or the financial condition of the Company; or (iv) the circumstances surrounding Contractor’s employment or consulting relationship with the Company. Notwithstanding the foregoing, nothing in this Agreement shall prevent Contractor from providing truthful testimony in the context of legal, investigative or related proceedings.

(b) The Company agrees to instruct its officers, directors and senior managers not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning Contractor. Subject to compliance by Contractor with his obligations under this Agreement, the Company agrees to provide Contractor with a favorable oral reference to a prospective employer or other third party. The Company will direct all employer and other third party inquiries regarding Contractor’s relationship with the Company, including his prior employment relationship, to the Company’s Chief Executive Officer or General Counsel.

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7. FUTURE COOPERATION

Contractor agrees to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation or regulatory investigation about which the Company believes Contractor may have knowledge or information. Contractor further agrees to make himself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel in connection with such litigation or regulatory investigation. Contractor agrees to appear without the necessity of a subpoena to testify truthfully in any legal or regulatory proceedings in which the Company calls Contractor as a witness or where the Company believes that his testimony is necessary to the Company’s defense in such proceedings. The Company will endeavor to provide Contractor reasonable notice when requesting Contractor’s services under this Section 7.

8. Sections of the Employment Agreement, Stock and Option Agreements and Insider Trading Policy Still in Effect.

Contractor is a party to the Employment Agreement, certain restricted stock and stock option agreements under the TA Indigo Holding Corporation 2007 Stock Option and Grant Plan, the IntraLinks Holdings, Inc. 2007 Stock Option and Grant Plan and the IntraLinks Holdings, Inc. 2010 Equity Incentive Plan (collectively, as modified herein, the “Stock and Option Agreements”) and is subject to the IntraLinks Holdings, Inc. Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”). Contractor acknowledges that certain of Contractor’s obligations under the Employment Agreement, the Stock and Option Agreements and the Insider Trading Policy were intended to, and do in fact, survive the termination of Contractor’s employment with the Company. Contractor hereby reaffirms Contractor’s obligations existing under the Employment Agreement, including with respect to noncompetition, non-solicitation and nondisclosure as set forth in Section 6 thereof, the Stock and Option Agreements and the Insider Trading Policy all of which are incorporated by reference into this Section 8 and shall remain in full force and effect. Contractor further agrees and acknowledges that nothing contained in this General Release shall be construed to relieve Contractor of such ongoing obligations including, without limitation, those set forth in Section 6 of the Employment Agreement. Contractor further acknowledges that the payments and benefits provided under this Agreement are contingent upon Contractor’s continued compliance with any ongoing obligations under the Employment Agreement, the Stock and Option Agreements and the Insider Trading Policy and that such payments and benefits shall cease in the event Contractor breaches any of Contractor’s contractual obligations set forth in the Employment Agreement, the Stock and Option Agreements or the Insider Trading Policy.

9. STANDARD OF PERFORMANCE

Contractor’s performance under this Agreement shall be conducted with due diligence and in full compliance with the highest professional standards of practice in the industry and all results will be Contractor’s independent work. Contractor shall comply with all applicable laws and Company safety rules in the course of performing the Services. If Contractor’s work requires a license or permit, Contractor has obtained that license or permit and it is in full force and effect.

10. CONFLICTING OBLIGATIONS

Contractor certifies that Contractor has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Contractor from complying with the provisions hereof, and further certifies that Contractor will not enter into any such conflicting Agreement during the term of this Agreement.

11. TERM AND TERMINATION

(a) This Agreement will commence on the date first written above and will continue until the end of the Work Period, or until sooner terminated as provided below.

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(b) Notwithstanding anything herein to the contrary, the Company may terminate this Agreement upon 30 days’ prior written notice if Contractor refuses to or is unable to perform the Services (other than as a result of a medical disability) or is in breach of any material provision of this Agreement, and Contractor fails to cure such failure of performance or breach within such notice period. The parties agree to discuss any dispute giving rise to a notice of breach.

(c) Upon such termination all rights and duties of the parties toward each other shall cease except:

(i) that the Company shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to Contractor for Services completed and accepted by the Company prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation) hereof; and

(ii) Sections 3, 4, 6, 7, 8, 11(c), 12, 13, 14, 15 and 16 shall survive termination of this Agreement. Both Contractor and the Company agree that either of them is entitled to communicate Contractor’s obligations under this Agreement to any future or potential client or employer of Contractor, and that Contractor is entitled to communicate with his advisors and family about the terms of this Agreement.

12. SUBCONTRACTING; ASSIGNMENT

Contractor shall not subcontract or assign any obligations hereunder to any third party without the express prior written consent of the Company. Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Contractor without the express written consent of the Company.

13. INDEPENDENT CONTRACTOR

Nothing in this Agreement shall be construed in any way to constitute Contractor as an agent, employee or representative of the Company, but Contractor shall perform the Services hereunder as an independent contractor. Contractor agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this contract, and shall incur all expenses associated with performance, except as expressly provided on Exhibit A of this Agreement. Contractor acknowledges and agrees that Contractor is obligated to report as income all compensation received by Contractor pursuant to this Agreement, and Contractor agrees to and acknowledges the obligation to pay all self-employment and other taxes that may be due thereon.

14. EQUITABLE RELIEF

Contractor agrees that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in Sections 3, 4, 6, 7 or 8 herein. Accordingly, Contractor agrees that if Contractor breaches Sections 3, 4, 6, 7 or 8, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. Contractor further agrees that no bond or other security shall be required in obtaining such equitable relief and Contractor hereby consents to the issuances of such injunction and to the ordering of such specific performance.

15. GOVERNING LAW AND LEGAL ACTIONS

This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of laws principles. The parties hereby consent to the jurisdiction of the state and federal courts located in New York, New York for the adjudication of any case or controversy arising under or relating to this Agreement, and each party hereby irrevocably waives any right to a jury trial in any such action or proceeding.

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16. NOTICES; ENTIRE AGREEMENT

All notices under this Agreement shall be addressed to the other party at the address shown below or such other address as either party may notify the other of and shall be deemed given (i) upon delivery to the party to be notified if delivered by hand or professional courier service or confirmed fax, or (ii) three days after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. This Agreement is the entire agreement of the parties and supersedes any prior agreements between them with respect to the subject matter hereof, except that the parties agree that the terms of that certain Indemnification Agreement between Contractor and the Company dated November 29th, 2011 (the “Indemnification Agreement”) shall remain in full force and effect pursuant to the terms thereof as shall the benefits of the Company’s Officers and Director’s Insurance policies and except as provided in Section 8 of this Agreement.

17. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY INTRALINKS HOLDINGS, INC.

By:	/s/ RONALD W. HOVSEPIAN
Name: Ronald W. Hovsepian
Title: President and Chief Executive Officer Address: 150 E. 42nd Street, 8th Floor New York, NY 10017

CONTRACTOR

By:	/s/ ANTHONY PLESNER
Name: Anthony Plesner Address: XXXXXXXXXXXXXXXX XXXXXXXXXX

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EXHIBIT A TO SEPARATION AND INDEPENDENT CONTRACTOR SERVICES AGREEMENT DATED AUGUST 30, 2012

SERVICES AND COMPENSATION

1.	Contact. Contractor's principal Company contacts shall be the Chief Financial Officer and General Counsel.
2.	Services.

(a) The services to be provided by Contractor during the Work Period shall include assisting the Company from time to time, at the request of Chief Financial Officer or the General Counsel, in any matter reasonably related to the duties previously performed by Contractor as an employee of the Company and such other transition duties or cooperation as may be reasonably requested from time to time, including cooperating with the Company and all of its affiliates (including its and their outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation (collectively, the “Services”). Contractor shall control the means by which he provides Services, but acknowledges and agrees that the Company is retaining him to provide the Services because his skills and knowledge are exceptional and unique and, therefore, that he will provide the Services personally. The Company will provide Contractor with reasonable notice prior to requiring him to provide Services to the Company during the Work Period that involve more than an immaterial time commitment by Contractor.

(b) It is understood Services are provided on a non-exclusive basis and Contractor may accept employment with or become engaged to provide services to other entities (subject to Section 6 of the Employment Agreement). The parties will cooperate to enable Contractor to meet such other commitments in conjunction with performance of the Services. Acceptance or performance of such other commitments (provided Contractor complies with Section 6 of the Employment Agreement) shall not constitute a breach of this Agreement by Contractor, nor be a basis or justification for suspension or termination of this Agreement by the Company.

3.	Compensation.

(a) The Company shall pay Contractor a total of $ 100,000 during the term of this Agreement, at a monthly rate of $10,000 per month for each month during the Work Period, pro-rated for any partial month of the Work Period.

(b) If, and only if, bonuses are paid under the Company’s 2012 Executive Incentive Bonus Plan (the “Incentive Plan”), Contractor will receive 75% of any bonus amount he would have otherwise earned under the Incentive Plan had he remained an employee of the Company.

(c) The Company shall reimburse Contractor for reasonable travel and business expenses incurred by Contractor in performing Services pursuant to this Agreement and authorized in advance in writing.

(d) Contractor shall provide the Company with monthly invoices detailing the fees and expense reimbursements that Contractor believes are due under this Agreement by the 15th of each month during the Work Period, and shall itemize and provide receipts for expenses upon request. The Company agrees to pay Contractor his monthly fee and any expenses due under an invoice by no later than the 30th day of each month..

(e) In accordance with the terms of the IntraLinks Holdings, Inc. 2007 Stock Option and Grant Plan (the “Plan”) and stock option award agreement relating to the award of an option to purchase 100,000 shares of the Company’s common stock (the “Option Shares”) granted by the Company to Contractor on February 26, 2010, the Company confirms and agrees that, subject to compliance by Contractor of the terms and conditions contained in this Agreement (including the Release attached as Exhibit B hereto), the Option Shares will continue to vest during the Work Period according to the vesting terms of the stock option award agreement relating to the Option Shares and, on June 30, 2013, all of the Option Shares shall vest and become fully exercisable and non-forfeitable if Contractor remains in continuous service until the last day of the Work Period. Contractor agrees to execute, acknowledge, and deliver to the Company all such documents and agreements reasonably necessary, in the Company’s discretion, to enable the Company to accomplish the objectives described in this Section 3(e). Contractor acknowledges and agrees that all of his other equity awards issued under the Plan and the Intralinks Holdings, Inc. 2010 Equity Incentive Plan other than the Option Shares shall lapse as of the Separation Date and will not be exercisable. Subject to the terms of the Plan, all of the Option Shares that have vested will be exercisable for 90 days after the end of the Work Period. Any portion of the Option Shares that are not exercised during such 90-day period will be immediately forfeited and become null and void. The exercise of any Option Shares shall be subject to the terms of the Plan.

EXHIBIT B TO SEPARATION AND INDEPENDENT CONTRACTOR SERVICES AGREEMENT DATED AUGUST 30, 2012

Release

WHEREAS, Contractor was an employee-at-will of the Company;

WHEREAS, the Company and Contractor have agreed to amicably resolve all issues arising out of their employment relationship, including agreeing to payment of additional consideration, as set forth below; and

WHEREAS, Contractor, in consideration of the Separation and Independent Contractor Services Agreement between the Company and the Contractor dated August 30, 2012 (the “Agreement”) and the payments made and to be made thereunder, has agreed to release and forever discharge the Company from any and all liabilities, claims or obligations arising from the employment relationship.

NOW, THEREFORE, in consideration of the covenants contained herein, and the promises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Contractor acknowledges that Contractor’s employment terminated effective September 1, 2012.
2.	Nothing in this Release shall be construed to prevent Contractor from filing a charge with, or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (the “EEOC”), or applicable state/city fair employment practices agency, to the extent required or permitted by law. Nevertheless, Contractor gives up the right to receive any relief whatsoever, including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.
3.	Notwithstanding paragraph 5, Contractor understands and agrees that by signing this Release, Contractor is not releasing claims that relate to: (i) any claims arising after the date Contractor signs this Agreement; (ii) any claims for enforcement of the Agreement, the Indemnification Agreement (as defined in Section 14 of the Agreement) or this Release; (iii) any rights or claims to workers’ compensation or unemployment benefits; (iv) claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plans and applicable law; (v) any claims or rights which cannot be waived by law and/or (vi) any continuing rights for indemnification under the Company’s charter or bylaws in effect as of the date hereof or under the Indemnification Agreement.
4.	For good and valuable consideration including but not limited to the opportunity to enter into the Agreement and this Release, Contractor, on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby voluntarily and unconditionally releases and waives his rights to pursue any and all legal claims, rights, debts, liabilities, demands, causes of action, obligations, complaints, grievances, losses, covenants, contracts, agreements, promises, damages, lawsuits or administrative proceedings in United States federal or state courts or administrative agencies, known or unknown, suspected or unsuspected, arising from the beginning of the world through the date of this Release agreement, against the Company, its employee benefits plans, parent, subsidiary or affiliated companies, and/or their respective present or former directors, officers, employees, agents and fiduciaries, including, without limitation, any claims, lawsuits or administrative proceedings arising out of or in any way relating to the Contractor's employment with the Company, termination or resignation from such employment. This Release and waiver shall include, but is not limited to, any and all claims of unlawful employment discrimination in regard to citizenship, immigration status, national origin, gender, sexual orientation, religion, race, physical or mental disability, marital status or age, whether such claims may be brought pursuant to state or local law or the federal equal employment, fair employment, civil or human rights laws, codes, ordinances, or the laws of the United States, including, but not limited to, the Americans With Disabilities Act, the Worker Adjustment and Restraining Notification Act, the Age Discrimination in Employment Act (the “ADEA”), the Older Workers' Benefit Protection Act, Title VII of the Civil Rights Act, as amended, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act, as amended, New York's Executive Laws, New York’s Labor Laws, New York City Human Rights Laws, the California Fair Employment and Housing Act, any provisions of the California Labor Code pertaining to hours of work or the payment of wages, including (but not limited to) California Labor Code sections 200-272, 500-558, 1171-1205, any Wage Orders promulgated by the California Industrial Welfare Commission, and any and all claims arising out of his employment or lack of employment with the Company. This Release and waiver shall further include, but not be limited to, all claims under local, state and federal law, including, but not limited to, wrongful employment termination, breach of express or implied contract of employment, defamation, intentional infliction of emotional distress, negligent infliction of emotional distress, express or implied tort, invasion of privacy, retaliation, breach of the covenant of good faith and fair dealing, or any other tort or contract claim, or other claims for punitive or compensatory damages relating in any manner whatsoever to Contractor’s employment or lack of employment with the Company.

5.	With respect to any claim of age discrimination brought pursuant to the ADEA, it is expressly understood that Contractor is hereby waiving rights or claims under the ADEA in a “knowing and voluntary” manner, in accordance with the meaning of those terms as set forth in 29 U.S.C. §626(f)(1). In connection therewith, Contractor, by signing this Release, hereby acknowledges and represents that:
a.	She/he has been advised that she/he has the opportunity to consult with an attorney in connection with the execution of this Agreement, and that she/he has a period of up to twenty one (21) days in which to consider this Agreement, including his waiver of statutory rights for age discrimination under this Agreement; and
b.	in accordance with the provisions of 29 U.S.C. §626(f)(1), she/he shall have a period of seven (7) days following the execution of this Agreement (the “Revocation Period”) in which to revoke this Agreement by providing written notice of such revocation by hand or overnight courier service (e.g. FedEx, UPS) delivery to:

IntraLinks Holdings, Inc.

150 East 42nd St., 8th Floor

New York, NY 10017

Attention: Human Resources

6.	In further consideration of the Company’s willingness to pay amounts provided for in the Agreement and this Release to which Contractor is not otherwise entitled, Contractor hereby agrees:
a.	Not to allege that the ending of Contractor’s employment relationship with the Company suggests any violation of law or Company policy;
b.	Not to engage in actions contrary to the interests of the Company except: (i) to enforce the terms of the Agreement, the Indemnification Agreement or this Release; (ii) pursue any rights to indemnification under the Company’s charter or bylaws in effect as of the date hereof or the Indemnification Agreement; or (iii) to the extent required by law; provided, however, that if Contractor receives a subpoena or similar demand relating in any way to the Company, Contractor shall promptly notify the Company so that the Company shall have the ability to seek an appropriate protective order prior to Contractor making any disclosure in response to such subpoena or demand;
c.	Except as necessary or appropriate in connection with performing Services under the Agreement, not to remove from the custody of the Company, any documents, facsimiles, computer tapes, disks or printouts, or other written or electronically-produced information of a confidential nature;

d.	To return to the Company any Company property in the Contractor’s possession or otherwise given to Contractor for his use, including but not limited to, credit cards, keys, identification badges, Company property, assets, manuals, notes, reports, agreements of any kind or nature belonging to or pertaining to the Company, except that Contractor may retain his Company laptop and iPhone provided all Confidential Information (as defined in the Agreement) has been removed from such devices, following expiration of the Agreement;
e.	To pay in full any outstanding balance on any corporate credit card issued to Contractor; and
f.	To give to the Company all passwords/encryption keys for Company-related files which are password protected/encrypted.
7.	Contractor represents and warrants that he : (i) is not aware of any violation of law or Company policy by the Company or anyone acting on its behalf; (ii) is not aware of any matter required to be disclosed by or on behalf of the Company to any local, state or federal governmental agency or entity or self-regulatory agency (each, a “Regulatory Entity”), including but not limited to the U.S. Department of Labor, New York Department of Labor and/or the California Division of Labor Standards Enforcement, California Department of Fair Employment and Housing, the U.S. Securities and Exchange Commission, the New York Stock Exchange or the Equal Employment Opportunity Commission, that has not been so disclosed as required; or (iii) has not made or filed any complaint, charge, or grievance against the Company with any Regulatory Entity.
8.	This Release covers and includes all claims that Contractor has against the Company, whether actually known or not, despite the fact that California Civil Code Section 1542 may provide otherwise. Each party expressly waives all rights and benefits available to him / it in any capacity under the provisions of Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known must materially affect the settlement with the debtor.

9.	Contractor affirms that, in making this Release, he is not relying on, and has not relied on, any representation or statement by the Company or its attorneys with respect to any facts surrounding the termination of his employment or rights he may have or assert in connection therewith. Contractor fully understands and warrants that, if any fact on which he relied in executing this Release be found thereafter to be other than, or different from, the facts now believed by him to be true, Contractor expressly accepts and assumes the risk of such possible difference in fact and acknowledges that this Release shall be and remains effective notwithstanding any such difference in fact.
10.	In the event Contractor so notifies the Company in writing of his decision to revoke this Release within the Revocation Period, he will waive and forfeit any entitlement to the amounts identified in the Agreement, and the Company shall have no further obligation to make said payments to Contractor. Both parties understand that Contractor’s decision to terminate this Release operates to terminate Contractor’s employment effective as of September 1, 2012.
11.	This Release shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, administrators, executors, representatives, successors, and assigns. Contractor represents and warrants that no person other than Contractor has any interest or right in the matters referred to herein, that Contractor has the sole right and exclusive authority to execute this Release, and that Contractor has not sold, assigned, transferred, conveyed, or otherwise disposed of any claim or demand relating to any matter covered by this Release .
12.	Should any of the provisions set forth herein be determined to be invalid by any court, agency or any other tribunal of competent jurisdiction, such determination shall not affect the enforceability of the other provisions herein and, to this end, the provisions of this Release are declared to be severable.

13.	No other consideration has or will be furnished or paid other than the consideration herein recited. Contractor acknowledges and agrees that the payments set forth in the Agreement: (i) are in lieu of any termination benefits that Contractor may have been entitled to under the IntraLinks, Inc. Senior Executive Severance Plan or other agreement, policy or plan of the Company in connection with the termination of his employment with the Company; (ii) represent payments to which Contractor would not otherwise be entitled to but for his agreement to and execution of the Agreement and this Release; and (iii) exceed any payment, benefit, or other thing of value to which Contractor might otherwise be entitled under any policy, procedure or plan of the Company and/or any other agreement between Contractor and the Company in connection with the termination of his employment with the Company.
14.	Contractor and the Company agree that this Release may be executed in multiple counterparts, including a facsimile copy, and that it is the intent of Contractor and the Company that a copy of this Release signed by either Contractor or the Company shall be deemed to constitute an original, and shall be fully enforceable against such party.
15.	The Agreement and Release embody the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and, with exception to the promises, agreements, and covenants referenced in paragraph 16, no promise, condition, representation or warranty, express or implied, not set forth herein shall bind any party hereto. No provision of this Release may be modified, waived or discharged, unless such modification or discharge is agreed to in a written document signed by both parties to this Release. No waiver by either party hereto of any breach by the other party of any provision of this Release shall be deemed a waiver of similar or dissimilar provisions at the same or at any prior or subsequent time. No such waiver by the Company shall be effective unless it shall be set forth in writing and signed by the Chief Executive Officer of the Company.
16.	Notwithstanding any provision hereof to the contrary, nothing in this Release shall supersede, cancel, or otherwise affect any provisions of any confidentiality, non-competition and/or non-solicitation agreement and restrictive covenants in effect between Contractor and the Company which survive the termination of Contractor’s employment with the Company. Contractor further acknowledges the Company is and shall remain the sole owner of all rights, title, and ownership, intellectual property, and other interests in and to any and all inventions, original works of authorship, developments, discoveries, improvements, derivative works, algorithms, file layouts, formulas, computer programs, source or object code, compositions, trade secrets, designs, processes, techniques, know-how and data, innovations and ideas, whether or not patentable, including, but not limited to, information regarding products, procedures, methods, equipment, compositions, technology, formulas, research and development programs, sales methods, cost of production and overhead, customer lists, customer usages and requirements, and other confidential technical or business information, which Contractor has solely or jointly conceived or developed or reduced to practice within the scope of his employment with the Company. Contractor acknowledges that all original works of authorship which have been made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act of 1976, as amended.
17.	The interpretation, construction and performance of this Release shall be governed by the laws of the State of New York, without giving effect to the choice of law provisions of such jurisdiction. New York courts shall be the forum for resolving any dispute relating to or arising under this Agreement. Contractor irrevocably submits to the exclusive jurisdiction of the federal and state courts for the State of New York for purposes of any action, suit, or other proceeding arising out of or relating to this Release.

EMPLOYEE:

/s/ Anthony Plesner	Date:	August 30, 2012
Anthony Plesner

IntraLinks Holdings, Inc.

By:	/s/ RONALD W. HOVSEPIAN	Date:	August 30, 2012
Ronald W. Hovsepian
President and Chief Executive Officer

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